Exhibit 10.5

PACTIV EVERGREEN INC.
EQUITY INCENTIVE PLAN

NOTICE OF PERFORMANCE SHARE UNIT AWARD

[•]

Pactiv Evergreen Inc., a Delaware corporation (the “Company”), has granted the Participant, effective as of the Grant Date (as set forth below), a Performance Share Unit Award (the “Award”) under the Pactiv Evergreen Inc. Equity Incentive Plan (as amended from time to time, the “Plan”). The Award is subject to the terms and conditions set forth in this award grant letter (this “Grant Letter”), the Performance Share Unit award agreement attached hereto as Exhibit A (and all exhibits and appendices thereto) (the “Award Agreement” and, together with this Grant Letter, this “Agreement”) and the Plan. Unless otherwise defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to the Participant, the provisions of the Plan will prevail.

AWARD TERMS

Participant:	[•]
Target Number of Performance Share Units:

[•] is the target number of performance share units (the “PSUs”) granted under this Award. Each PSU shall be settled in Shares at a range from [•]% to [•]% of target based on the achieved results against the Performance Condition set forth on Attachment 1 to the Award Agreement (such percentage, the "Settlement Percentage"); provided, however, that no settlement shall occur unless both (i) Participant does not experience a Termination of Service at any time prior to the applicable Vesting Date and (ii) the minimum Performance Condition (as set forth in Attachment 1) is satisfied.

Grant Date:	[•] (the “Grant Date”)
Performance Period:	The Performance Period shall be the period from and including [•] through and including [•].
Performance Condition:	The Award shall be subject to satisfaction of the Performance Condition as set forth on Attachment 1 to the Award Agreement, subject to the terms set forth in the Award Agreement.
Vesting:

Subject to the terms and conditions of the Award Agreement (including the satisfaction of the Performance Condition), the Shares subject to the Award shall vest on [•] (the “Vesting Date”); provided, that the Participant does not experience a Termination of Service at any time prior to the Vesting Date, except as specifically set forth in the Award Agreement.

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions please contact [•], the Company’s [•], via email at [•]. Otherwise, please provide your signature, address and the date for this Agreement where indicated below.

EXHIBIT A

PACTIV EVERGREEN INC.
EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (together with all exhibits and appendices hereto, this “Award Agreement”), dated as of the date of the Grant Letter, is by and between the Company and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Company hereby grants the Award to the Participant under the Plan, and the Participant hereby accepts the Award, in each case, subject to the terms and conditions of the Plan and this Agreement; and

WHEREAS, by accepting the Award and entering into this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Grant of Award. The Company hereby grants to the Participant on the Grant Date the aggregate number of performance share units (“PSUs”) as set forth in the Grant Letter, subject to the terms and conditions of the Plan and this Agreement. The PSUs granted hereunder constitute Performance Awards within the meaning of Section 9 of the Plan. This Award is granted under the Plan, the provisions of which are incorporated herein by reference and made a part of this Agreement.

2. Issuance of PSUs. To the extent that the Award has vested, the PSUs associated with such Award shall be settled based on the level of attainment of the “Performance Condition” (as detailed in this Agreement or Attachment 1 to this Agreement), determined in accordance with and subject to the terms of this Award Agreement and the Plan.

3. Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

(a) Vesting of Award. Subject to Sections 4, 5, 6 and 11, the Award shall vest and become non-forfeitable in accordance with the vesting schedule set forth in the Grant Letter, subject to (i) the satisfaction of the Performance Condition and (ii) the Participant’s continuous service with the Company or any of its Affiliates through the Vesting Date.

(b) Voting Rights. The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the PSUs unless and until the Participant becomes the record owner of the Shares, including Dividend Shares (as defined below) to the extent applicable, underlying such PSUs.

(c) Dividend Shares.

(i) If a dividend is paid to holders of Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the PSUs are distributed to the Participant pursuant to Section 3(d), the Participant shall receive, at the time that the Shares underlying the PSUs are distributed to the Participant pursuant to Section 3(d), subject to adjustment pursuant to Section 3(c)(iii), (A) in the case of a dividend paid in cash, an additional number of Shares determined by dividing (x) the total cash dividend that the Participant would have received had the Shares underlying the PSUs been distributed to the Participant immediately prior to the record date with respect to such dividend payment by (y) the closing price of the Shares on the date that the dividend is paid; and (B) in the case of a dividend paid in Shares or other property other than cash, the number of Shares or amount of such other property that the Participant would have received had the Shares underlying the RSUs been distributed to the Participant immediately prior to the record date with respect to such dividend payment; provided, however, that the Participant shall receive nothing pursuant to this Section 3(c) with respect to any PSUs that are forfeited.

(ii) Any Shares that the Participant is eligible to receive pursuant to this Section 3(c) are referred to herein as “Dividend Shares,” and if the aggregate number of Dividend Shares that this Section 3(c) entitles the Participant to receive at any time that a distribution of Shares is to be made to the Participant pursuant to Section 3(d) is not a whole number of Shares, then such number of Dividend Shares shall be rounded down to the nearest whole Share before such distribution pursuant to Section 3(d).

(iii) If, for any reason, the Settlement Percentage is not 100% of target, then any Dividend Shares or other property that the Participant is eligible to receive pursuant to this Section 3(c) shall, before distribution pursuant to Section 3(d), be increased or decreased, as the case may be, by the Settlement Percentage.

(d) Distribution on Vesting. Subject to the provisions of this Agreement, upon the vesting of any of the PSUs, the Company shall deliver to the Participant, as soon as reasonably practicable after the Vesting Date (or the date of the triggering event, if vesting is accelerated pursuant to Section 5(a) or Section 6), a number of Shares for each such PSUs equal to the total number of such PSUs multiplied by the Settlement Percentage and the number of any Dividend Shares (as determined in accordance with Section 3(c), including clause (iii) thereof); provided that such delivery of Shares shall be made upon the earlier of (i) as soon as reasonably practicably following the end of the Performance Period and the Vesting Date that the Committee determines the level at which the Performance Condition is satisfied, but in any event within calendar year 2025 or (ii) within 60 days following the date of the triggering event, if vesting is accelerated pursuant to Section 5(a) or Section 6 (such event an “Acceleration Event). For purposes of compliance with Section 409A of the Code and for the avoidance of doubt, the Acceleration Event shall only be a payment event if such event represents a death or a “change in control event,” in each case for purposes of Section 409A of the Code (a “Qualifying Acceleration Event”), and if an Acceleration Event is not a Qualifying Acceleration Event, payment of the Award shall be made within 60 days after the first Qualifying Acceleration Event to occur after such time or, if earlier, during calendar year 2025.Upon such delivery, such Shares (including any Dividend Shares) shall be fully assignable, alienable, saleable and transferrable by the Participant; provided, that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.

(e) Adjustment in Capitalization. If, as a result of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or this Agreement, then the Committee shall adjust the terms of this Agreement and this Award, to the extent necessary, in its sole discretion, but in no event shall the Committee adjust the terms of this Agreement or the PSUs in a manner which would cause the PSUs to be subject to the provisions of Section 409A or 457A of the Code.

(f) Restrictions on Transferability. Except as may be permitted by the Committee, neither this Award nor any right under this Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution or to a designated Beneficiary. This provision shall not apply to any portion of this Award for which Shares have been fully distributed and shall not preclude forfeiture of any portion of this Award in accordance with the terms herein.

(g) No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Agreement.

(h) No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

4. Termination of Service. Except as otherwise provided in Section 5, in the event of the Participant’s Termination of Service for any reason, prior to the date on which the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company, without any payment or consideration being due to the Participant.

5. Vesting Acceleration Upon Termination Due to Death or Retirement. Notwithstanding any provisions of this Agreement that would otherwise result in the forfeiture of this Award:

(a) Death. If the Participant dies after the first anniversary of the Grant Date but before the Vesting Date, a prorated number of the PSUs shall vest effective as of the date of death based on the likely level of achievement of the Performance Condition, as determined in the sole discretion of the Committee, prorated based on a fraction, the numerator of which is the number of months the Participant has been employed from the Grant Date through the date of death, and the denominator of which is 36. The Shares underlying the PSUs shall be distributed to the Participant pursuant to Section 3(d). For purposes of this Section 5 (including subsection (b)), the number of months that have passed as of a date of determination is the number of monthly anniversaries of the Grant Date that have passed as of such date, rounded down to the nearest whole month.

(b) Retirement. In the event of the Participant’s Termination of Service due to a Qualifying Retirement (as defined below) (subject to (i) the Participant’s execution of the Company’s standard form waiver and general release of claims in favor of the Company and its Affiliates no later than 45 days following such Termination of Service and (ii) such waiver and release becoming effective in accordance with its terms no later than 60 days after such Termination of Service (collectively, the “Release Requirement”)), any unvested PSUs granted pursuant to this Agreement shall vest following the Vesting Date as if the Participant’s Termination of Service had not occurred. A “Qualifying Retirement” is a retirement that meets each of the following conditions:

(i) (x) Employee is age 62, (y) Employee is at least age 55 with at least 15 years of service to the Company and its Affiliates or their predecessors or (z) the sum of the number of whole years in Employee’s age plus the number of whole years of service that Employee has provided to the Company and its Affiliates or their predecessors equals at least 75, in each case, at time of retirement;

(ii) Employee enters into an agreement within 60 days after such Termination of Service to extend the duration of the restrictive covenants contained in the Restrictive Covenant Agreement (as defined below) through the remaining vesting period;

(iii) Employee has been employed by the Company for at least six months following the Grant Date; and

(iv) Employee notified the Company of the retirement at least six months in advance of the retirement date.

6. Change in Control. Notwithstanding any provision of this Agreement to the contrary, subject to the satisfaction of the Release Requirement, in the event of a Change in Control, any unvested PSUs shall vest effective as of the date of such Change in Control based on the likely level of achievement of the Performance Condition, as determined in the sole discretion of the Committee, and the Shares underlying the PSUs shall be distributed to the Participant pursuant to Section 3(d).

7. Tax Liability; Withholding Requirements.

(a) The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or distribution of any PSU granted hereunder.

(b) The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the RSUs (or any dividend distribution thereon) and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant and to the extent such withholding would not result in liability classification of any portion of the Award pursuant to FASB ASC Subtopic 718-10. The Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements. Notwithstanding the foregoing, the Company may, in its sole discretion, permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Company may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is at least equal to the minimum, and not more than the maximum, amount required to be withheld (including by the Company’s withholding of Shares that would otherwise be issuable or deliverable to the Participant as a result of the vesting of the Award), to the extent such withholding would not result in liability classification of any portion of the Award pursuant to FASB ASC Subtopic 718-10. If the Company permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.

8. Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose.

9. Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self-regulatory organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.

10. Restrictive Covenants. The Company’s obligations under this Agreement are conditioned on the Participant signing and returning to the Company a Restrictive Covenant Agreement with the Company in the form appended as Attachment 2 (the “Restrictive Covenant Agreement”) within 40 days of the Grant Date. The Participant is advised to consult with counsel before signing the Restrictive Covenants Agreement.

11. Recoupment/Clawback. This Award (including any amounts or benefits arising from this Award) shall be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement the Company has in place from time to time.

12. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

13. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: [•]
Email: [•]

If to the Participant:

At the Participant’s most recent address shown on the signature page of this Award Agreement, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

(b) Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof, provided that the restrictions set forth in this Agreement are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company or any of its Affiliates, whether by operation of law, contract, or otherwise, including, without limitation, any non-solicitation obligations contained in an employment agreement, consulting agreement or other similar agreement entered into by and between the Participant and the Company or one of its Affiliates, which shall survive the termination of any such agreements, and be enforceable independently of such other agreements.

(c) Sections 409A and 457A of the Code. For the avoidance of doubt, to the extent that this Award is subject to Section 409A and/or Section 457A of the Code, the Award is intended to comply with the requirements of Sections 409A and 457A of the Code, and the provisions of the Award shall be interpreted in a manner that satisfies the requirements of Sections 409A and 457A of the Code.

(d) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

(e) Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(f) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(g) Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(h) Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. TO THE EXTENT ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT GOVERNED BY THE ARBITRATION AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH LEGAL PROCEEDING.

(i) Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award pursuant to this Agreement. The Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning the Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Agreement and the Plan.

(j) Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.

(k) Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[Signature Page and Attachments Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

PACTIV EVERGREEN INC.

By:

AGREED AND ACCEPTED:

PARTICIPANT

By:

Address:

Attachment 1

Performance Conditions